Exhibit 23.03
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 11,872,584 shares of common stock pertaining to the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of Transmeta Corporation of our report dated March 25, 2005, with respect to the consolidated financial statements of Transmeta Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and of our report dated April 29, 2005, with respect to Transmeta Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Transmeta Corporation, included in its Form 10-K/A for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
January 31, 2007